PROSPECTUS SUPPLEMENT                           Filed Pursuant to Rule 424(b)(3)
(TO PROSPECTUS DATED AUGUST 19, 2002)           Registration Nos. 333-90628;
                                                                  333-90628-01


[LUCENT TECHNOLOGIES LOGO]
                              LUCENT TECHNOLOGIES
                                CAPITAL TRUST I
         1,750,000 PREFERRED SECURITIES DESIGNATED AS 7.75% CUMULATIVE
         CONVERTIBLE TRUST PREFERRED SECURITIES (LIQUIDATION PREFERENCE
                         $1,000 PER PREFERRED SECURITY)
                               ------------------

                            LUCENT TECHNOLOGIES INC.
         $1,750,000,000 PRINCIPAL AGGREGATE AMOUNT OF 7.75% CONVERTIBLE
      SUBORDINATED DEBENTURES DUE 2017 DISTRIBUTABLE TO THE HOLDERS OF THE
        PREFERRED SECURITIES IN EXCHANGE FOR THEIR PREFERRED SECURITIES

       361,570,300 SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF THE
                     PREFERRED SECURITIES OR THE DEBENTURES

     GUARANTEE OF THE PREFERRED SECURITIES, TO THE EXTENT SET FORTH HEREIN
                               ------------------

     This prospectus supplement relates to resales of preferred securities and to sales of convertible subordinated debentures that may be issued in exchange for preferred securities and to common stock that may be issued upon conversion of preferred securities or convertible subordinated debentures, by the securityholders named under the caption "Selling Securityholders" in this prospectus supplement and the accompanying prospectus, as supplemented, all as described under the caption "Plan of Distribution" in the accompanying prospectus. This prospectus supplement should be read in conjunction with the accompanying prospectus dated August 19, 2002 and the prospectus supplements dated September 16, 2002, October 11, 2002, November 1, 2002, December 4, 2002, January 10, 2003, February 24, 2003 and June 6, 2003, which are to be delivered with this prospectus supplement.

     The table appearing under "Selling Securityholders" in the accompanying prospectus is hereby amended by the addition of, or the listing of additional shares for, the following selling securityholders:

                                                                                   SHARES OF
                                                                                     LUCENT
                                                                                     COMMON
                                                                                     STOCK
                                                                                    ISSUABLE
                                                                                      UPON
                                                                                   CONVERSION       SHARES OF
                                                                                     OF THE          LUCENT
                                                                  PRINCIPAL        PREFERRED         COMMON
                                                                  AMOUNT OF        SECURITIES      STOCK OWNED
                                                 PREFERRED      DISTRIBUTABLE        OR THE         PRIOR TO
SELLING SECURITYHOLDER (1)                     SECURITIES (2)   DEBENTURES (2)   DEBENTURES (3)   THIS OFFERING
--------------------------                     --------------   --------------   --------------   -------------
Credit Suisse First Boston LLC...............      1,230          1,230,000         254,132            Nil
Jefferies & Company Inc......................        300            300,000          61,998            Nil

---------------

(1) Information about other selling securityholders may be provided in prospectus supplements or post-effective amendments.

(2) In each case, none of these securities were held prior to this offering.

(3) Based on the shares of Lucent common stock originally issuable upon conversion of the preferred securities or the debentures with fractions rounded up to the nearest whole number. The number of shares of Lucent common stock so issuable is subject to change as a result of antidilution adjustments. No fractional shares of Lucent common stock will be issued upon conversion of the preferred securities or the debentures. See "Description of the Preferred Securities - Conversion Rights" and "Description of the Debentures - Conversion of the Debentures" in the accompanying prospectus.

     Unless otherwise disclosed in the footnotes to the table above, no selling securityholder has, or within the past three years has had, any position, office or other material relationship with us or any or our predecessors or affiliates.

     Our common stock trades on the New York Stock Exchange under the symbol "LU". On September 30, 2003, the closing sale price of our common stock was $2.16 per share.

     INVESTING IN OUR PREFERRED SECURITIES, CONVERTIBLE SUBORDINATED DEBENTURES OR OUR COMMON STOCK INVOLVES RISKS. "RISK FACTORS" BEGINS ON PAGE 9 OF THE ACCOMPANYING PROSPECTUS.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS WHICH ACCOMPANIES THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

           The date of this prospectus supplement is October 1, 2003

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